                                                                    Exhibit 99.2

Unaudited pro forma financial data as of and for the twelve months ended March 31, 2001 (dollars in thousands):


                                                                                 TWELVE MONTHS ENDED
                                                                                    MARCH 31, 2001
                                                                                    --------------
PRO FORMA DATA (1):                                                                   (UNAUDITED)
Cash interest expense, net (2)..................................................     $     77,217
Ratio of EBITDA to cash interest expense, net...................................            2.30x
Ratio of net debt to EBITDA (3).................................................            5.12x
Ratio of earnings to fixed charges (4)..........................................            1.71x


                                                                                    MARCH 31, 2001
                                                                                    --------------
BALANCE SHEET DATA (AT PERIOD END):                                                  (AS ADJUSTED,
                                                                                    UNAUDITED (5))
Working capital.................................................................     $     90,643
Total assets....................................................................     $  1,092,626
Total long-term debt (5)........................................................     $    916,369
Total stockholders' equity......................................................     $    (61,223)

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(1)      Gives pro forma effect to cash interest expense, net as defined below and EBITDA also as defined below in footnote (6) as if the note offering and the refinancing transactions described in the Company's Press Release dated May 7, 2001 (the "Refinancing Transactions") had occurred on April 2, 2000. Also, gives pro forma effect to net debt as if the Refinancing Transactions had occurred on March 31, 2001. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma data is not necessarily indicative of the ratios and amounts that would have been achieved had the offering and the refinancing transactions been consummated at April 2, 2000.

(2) Cash interest expense, net is defined as total interest expense less amortization of deferred financing costs.

(3) Net debt is defined as total debt less cash and cash equivalents at March 31, 2001 on a pro forma basis.

(4) For purposes of determining the ratio of earnings to fixed charges, "earnings" include pre-tax income before extraordinary loss adjusted for fixed charges. "Fixed charges" consist of net interest expense and that portion of operating lease rental expense representative of interest (deemed to be one-third of rental expense).

(5) As adjusted for the Refinancing Transactions as if they had occurred on March 31, 2001 and assumes that the 8 7/8% Senior Notes due 2004 and the 9% Senior Subordinated Notes due 2003 were redeemed on March 31, 2001. Long-term includes current portion of long-term debt, but excludes obligations due to related party.

(6) EBITDA is defined as operating earnings plus depreciation and amortization. EBITDA should not be considered as an alternative to operating earnings or net income (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. The Company believes that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, this information has been disclosed to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. However, EBITDA may not be comparable in all instances to other similar types of measures used.